Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@kemet.com
864-963-6484

KEMET Announces Closing of Transaction to Acquire Arcotronics

Greenville, South Carolina (October 12, 2007) - KEMET Corporation (NYSE:KEM) today announced that it has completed its acquisition of Arcotronics Italia S.p.A., from Blue Skye (Lux) S.à r.l. The acquisition includes seven manufacturing facilities in Sasso Marconi, Monghidoro, and Vergato, Italy; Landsberg, Germany; Towchester, United Kingdom; Kyustendil, Bulgaria; and Anting-Shanghai, China.

“Arcotronics is a well-known brand in our industry and brings revenue in excess of $200 million to our company. The addition of the Arcotronics Group to our KEMET family represents a significant strategic milestone for us as we advance toward our goal of becoming The Capacitance Company,” said KEMET CEO Per-Olof Loof. “The combination will create a stronger global business and will give KEMET the clear market leadership position for film and paper capacitors in Europe. It also expands our current product portfolio, broadens our technologies, and allows us to better serve new and existing customers. It will also allow us to achieve a more balanced portfolio, increasing our focus on OEM customers with a particular emphasis in the industrial segment.”

“Now that the purchase is complete, we will move quickly to capitalize on the synergies inherent in the combination, while delivering world-class products and services to our new and existing customers as seamlessly as possible,” added Mr. Loof. “We are gaining a great deal of fine talent and expertise as part of this acquisition, and we are delighted to welcome the Arcotronics employees to the KEMET team.”

KEMET paid €17.5 million for 100% of the outstanding share capital of Arcotronics, assumed net financial debt of approximately €100 million, and certain other liabilities of the company totaling approximately €32 million.

KEMET will provide additional information and an update on the integration during its October 24, 2007, earnings conference call.

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, aluminum, film and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.kemet.com.